Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated October 4, 2017 with an effective date of October 1, 2017 (the “Agreement”), is by and between Anavex Life Sciences Corp. (the “Company” or “Anavex”), and Sandra Boenisch (the “Employee”). The Company and the Employee are referred to each individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties executed that certain employment agreement dated September 17, 2015 and effective October 1, 2015 (the “Original Agreement”); and

WHEREAS, the Original Agreement terminated as of the date of this Agreement pursuant to Section 1(a) thereof; and

WHEREAS, the Company desires to continue to employ and retain the Employee in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Employee wishes to continue to be employed by the Company and desires to provide her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company expends significant time and expense on an ongoing basis in supporting its employees, including the Employee; and

WHEREAS, the Company is clinical-stage biopharmaceutical company engaged in the development of novel drug candidates to treat Alzheimer’s disease, other CNS diseases and various types of cancer (the “Business”); and

WHEREAS, in the course of the Employee’s employment by the Company, the Employee may receive, be taught or otherwise have access to items and information associated with the Business such as technical and non-technical information relating to the Company’s products, research, processes, methods, correspondence, records, clinical data, protocols, specifications, technique, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and

WHEREAS, the Parties have agreed to extend the term of the Prior Agreement and to change certain terms set forth therein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Employee do hereby agree as follows:

AGREEMENT

1.            Adoption of Recitals. The Company and Employee adopt the above recitals as being true and correct

(a)         Employment. This Agreement will commence on the October 1, 2017 (the “Effective Date”) and shall terminate on September 30, 2019 (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement. The Initial Term and any extensions shall be referred to as the “Employment Period.” The Agreement must be renewed in writing, signed by both parties. If the Agreement is not renewed in writing, the non-renewal is not considered a Termination (as defined below).

2.            Position and Duties.

(a)           The Employee shall, during the Employment Period hereunder, serve as Principal Financial Officer (“PFO”) for the Company and shall perform the executive, administrative, and accounting duties, functions and privileges incumbent with the position of PFO and such other duties as reasonably determined by the CEO or the Board of Directors of the Company (the “Board”) from time to time. While the duties may be changed, with or without notice, the PFO’s duties may include preparation of SEC continuous disclosures and regulatory filings; bookkeeping and day-to-day accounting, bill payments and maintenance of accounts payable, preparation of quarterly working papers and financial statements, serving as a liaison with auditors and legal counsel, overseeing and implementing corporate governance procedures and protocols, preparation of the corporate tax returns and filings, preparation of POSAM and registration statements, assist with the establishment, implementation and maintenance of disclosure controls and procedures, and budgeting.

(b)           The Employee will report to the CEO of the Company or his designee. The Employee’s authority is subject to approval by the CEO of the Company and/or the Board.

(c)           The Employee agrees to serve the Company faithfully, conscientiously and to the best of her ability, and to devote to the business and affairs of the Company (and, if requested by the CEO and/or the Board, any subsidiary or affiliate of the Company) such amount of her time as necessary and appropriate in the determination of the CEO and/or the Board to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Employee shall fulfill her duties of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the business, interests or reputation of the Company. The Employee’s employment is subject to compliance with all the Company’s policies, including the Business Code of Conduct & Ethics Policy, all as may be amended from time to time.

3.            Compensation.

(a)           Base Salary. During the Employment Period, the Company shall pay to the Employee an annual base salary (“Base Salary”) of One Hundred Twenty Thousand Canadian Dollars ($120,000 CAD) payable by the Company and payable in accordance with the Company’s payroll schedules throughout the term of such employment, subject to the provisions of Section 5 hereof (governing Terminations), and subject to any applicable tax and payroll deductions; provided, however, that in the Company’s sole discretion, based on factors such as the market and the Employee’s job performance, salary increases may be made. There, however, is never a guarantee of an increase in Base Salary. Salary decreases may be made through a written modification of this Agreement executed and signed by the Parties

(b)           Annual Bonus.

(i)            At the sole discretion of the Company, the Company may award the Employee a bonus (“Annual Bonus”) that reflects and rewards the contributions of the Employee to the Company’s business and success.

(ii)           Any Annual Bonus is awarded at the option of the Company based upon individual and Company milestones. The Employee’s bonus target for her Annual Bonus is anticipated to be 25% of her Base Salary. Annual Bonuses are not deemed earned and accrued until the Board awards the Annual Bonus.

(iii)          Except as set forth in Subsection 5(g)(iii), Annual Bonuses that are not earned and accrued are deemed waived if the Employee’s employment terminates for any reason prior to the Board awarding the Annual Bonus.

(c)           Other Benefits. During the Employment Period, the Employee shall be entitled to participate in such employee benefit plans, programs or arrangements (collectively the “Plans”), implemented by the Company and available to similarly situated employees of the Company within ninety (90) days following Employee’s starting date. The Company shall have the right, from time to time and in its sole discretion, to modify and amend the benefits provided to its similarly situated employees, including the Employee, consistent with the provisions herein.

(d)          Fringe benefits.

(i)           Business Expenses. During the Employment Period, the Company shall pay for directly or reimburse the Employee for all reasonable, customary and necessary business-related expenses incurred by the Employee in connection with the duties of the Employee hereunder, upon submission by the Employee to the Company of such written evidence of such expense as the Company may require. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

(ii)          Paid Time Off. During the Employment Period, the Company agrees that the Employee shall earn four (4) weeks (20 business days) of Paid Time Off (“PTO”) per calendar year for use as the Employee sees fit, provided that such PTO intended for use as vacation time shall be taken at times mutually agreeable to the Employee and Company and otherwise pursuant to applicable workplace policies governing the use of PTO. If at the end of the calendar year, the Employee has accrued PTO that she did not use, the Employee shall be permitted to carry forward up to 40 hours of unused PTO. The Employee shall further be entitled to paid holidays and authorized leaves (paid and unpaid) in accordance with the policies of the Company then in effect for its senior executives. At all times, irrespective of the reason for the use, the Employee’s use of PTO shall be consistent with the applicable workplace policies.

(iii)         Long-Term Compensation.

(1)       Intentionally Deleted

(2)       The Company agrees that if Anavex is subject to a Change in Control, then 100% of any remaining unvested option shares held by the Employee will immediately vest with no restrictions on purchase or sale (other than as legally required per statute or other applicable regulation). “Change in Control” means (a) the consummation of a merger or consolidation of the Company into another entity in which the Company is not the surviving entity, (b) the dissolution, liquidation or winding up of the Company, (c) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions or (d) the closing of the transfer of the Company’s outstanding securities, in one transaction or a series of related transactions, to a person or group of affiliated persons if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the capital stock of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a Change in Control if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

(iv)          Nothing paid to the Employee under any of the Company Plans or fringe benefit arrangements shall be deemed to be in lieu of Base Salary payable to the Employee hereunder.

(v)          Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Employee agrees that incentive compensation payable to the Employee under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company in respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy.

4.            Termination.

(a)          Termination for Cause. The Company may terminate the Employee for Cause, by giving written Notice of Termination to Employee. The Date of Termination shall be specified in the Notice of Termination. For purposes hereof, “Cause” shall mean: (i) the Employee’s failure to perform and discharge the duties and responsibilities of the Employee under this Agreement after receiving written notice and allowing the Employee thirty (30) days to cure such failures, if so curable, (provided, however, that after one such notice has been given to the Employee during the Employment Period, the Company is no longer required to provide time to cure subsequent failures under this Subsection 5(c)(i)); or (ii) any breach by the Employee of the provisions of Sections 6, 8 and/or 9 hereof; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) felony conviction involving the personal dishonesty or moral turpitude of the Employee; or (v) engagement in illegal drug use or alcohol abuse which in the sole discretion of the Company prevents the Employee from performing her duties in any manner; or (vi) any misappropriation, embezzlement or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property by the Employee; or (vii) willful misconduct or breach of fiduciary duty by the Employee in respect of the duties or obligations of the Employee under this Agreement.

(b)          Termination by the Company without Cause. Except as set forth in Section 5(c) hereof, the Company may terminate this Agreement at any time by providing a Notice of Termination which includes a Date of Termination at least thirty (30) calendar days after delivery of the Notice of Termination.

(c)          Termination by the Employee. The Employee may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

(d)          Obligations Upon Termination.

(i)            Termination for Cause. In the event that the employment of the Employee is terminated pursuant to Subsection 5(a), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). Any outstanding stock option or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable plan documents.

(ii)           Termination by the Company without Cause. In the event that the employment of the Employee is terminated pursuant to Subsection 5(b), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). The Company may opt to have the Employee cease providing services to the Company during the thirty (30) day notice-period. In such event, Company shall continue the Compensation and Benefits (as set forth in Section 4 above) during the thirty (30) day notice-period. Further, any outstanding stock option or other stock awards vesting in the contract year of Termination held by Employee as of the Date of Termination shall immediately vest and become exercisable.

(iii)          Termination by the Employee. In the event that the employment of the Employee is terminated pursuant to Subsection 5(c), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). The Company may opt to accept Employee’s resignation and have Employee cease providing services to the Company prior to the expiration of the thirty (30) day notice-period. If the Company waives the thirty (30) day notice-period, the Date of Termination shall be deemed to occur on the final date Employee actually provided services to the Company.

(iv)         Employee’s Duty to Render Final Accounting and Return Company Property. Upon termination of the Agreement, the Employee shall (i) within thirty (30) days thereafter, render a final accounting to the Company which shall include all adjustments between the Parties to ensure that all commitments of the Company addressed; and (ii) immediately surrender to the Company or as the Company may direct, all property, books and records of the Company then in the custody, possession, or control of the Employee, and as further described in Section 8 of this Agreement.

(e)          Notice of Termination. A “Notice of Termination” to effectuate a termination under Section 5 shall be made in accordance with the Notice provision defined in Section 7. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Employee not report to work after the date of the written notice.

(f)           Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 5.

5.            Restrictive Covenants.

(a)          Definitions.

(i)           The term “Anavex” for purposes of Section 6 of this Agreement shall mean Anavex Life Sciences Corp. and its affiliated and related entities including, but not limited to, all of its subsidiaries and joint ventures. It is understood that any affiliated or related entities of Anavex are intended third-party beneficiaries of the provisions of this Agreement.

(ii)          The term “Confidential Information” shall include, but not be limited to, (i) all technical and non-technical information relating to Anavex’s pharmaceutical products, research, processes, methods, equipment, products, business practices, and/or clinical trials; Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which Anavex deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; Anavex’s sources of supply; Anavex’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Inventions as defined below; future Anavex business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about Anavex’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to Anavex or relating to Anavex’s business and/or affairs; and (ii) any information that is of value or significance to Anavex that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of Anavex nor intended by Anavex for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Employee), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board to be Confidential Information.

(iii)          The term “Customer” shall mean any person or entity which has purchased products from Anavex, entered into any contract for products with Anavex, and/or entered into any contract for the distribution of any products with Anavex within the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(iv)         The phrase “directly or indirectly” shall include the Employee either on her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v)          The term “Non-Compete Period” shall mean the Employment Period and the twelve (12) months immediately following termination of the Employee’s employment with Anavex for whatever reason.

(vi)         The term “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing products from Anavex, expressed interest in entering into any contract for products or services with Anavex, and/or expressed interest in entering into any contract for the distribution of any products with Anavex within the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(vii)        The term “Restricted Area” shall include any geographical location anywhere in the world where Anavex, its affiliates or subsidiaries either (a) are engaged in business, or (b) have evidenced an intention to engage in business.

(viii)       The term “Restricted Business” shall mean any business that competes with the business of Anavex, as such business now exists or as it may exist at the time of the termination of the Employee’s employment with Anavex for whatever reason, including any entity in the business of developing and/or distributing pharmaceutical products.

(ix)          The term “Vendor” shall mean any supplier, person or entity from which Anavex has purchased products or services during the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(b)          Non-Competition. During the Non-Compete Period, in the Restricted Area, the Employee shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Employee may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Employee in any one such corporation shall constitute not more than 5% of the voting stock of such corporation. For the avoidance of confusion, the restrictions contained in his Section 5 shall not prevent the Employee from seeking or maintaining employment with any company or entity in the capacity of a principal financial officer or other such similar capacity, provided, however, that such employment shall not, in the sole determination of the CEO, fall within the Restricted Business and all such employment shall be disclosed to the CEO and in all regulatory filings pursuant to Item 401 of Regulation S-K promulgated by the SEC or otherwise.

(c)          Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Employee shall not, directly or indirectly, solicit or attempt to induce any employee of Anavex or independent contractor engaged and/or utilized by Anavex in any capacity to terminate her employment with, or engagement by, Anavex. Likewise, during the Non-Compete Period, the Employee shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of Anavex or independent contractor engaged and/or utilized by Anavex in any capacity.

(d)          Non-Solicitation of Customers, Prospective Customers or Vendors. During the Non-Compete Period, the Employee shall not, directly or indirectly, provide services to Anavex to any Customer, Prospective Customer or Vendor of Anavex through any entity other than Anavex. The Employee acknowledges and agrees that Anavex has substantial relationships with its Customers, Vendors and Prospective Customers, which Anavex expends significant time and resources in acquiring and maintaining, and that Anavex has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that Anavex’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of Anavex.

(e)          Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Employee shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the duties of the Employee as an employee of Anavex, disclose or use for the benefit of herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of Anavex. If the Employee is legally required to disclose any Confidential Information or trade secrets, the Employee will notify Anavex prior to doing so by providing Anavex with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Employee must provide Anavex with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled.) Notice shall be provided as defined in Section 7 below.

(f)           Need for Restrictions. The Employee acknowledges and agrees that each of the restrictive covenants contained in this Section 6 is reasonable and necessary to protect the legitimate business interests of Anavex, including, without limitation, the need to protect Anavex’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors and agents. The Employee also acknowledges and agrees, as set forth in Subsection 6(h) below, that Anavex may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 6. The Employee also acknowledges and agrees that, if her future employment’s job duties would inevitably cause her to disclose Confidential Information or trade secrets of Anavex, Anavex may seek to protect its legitimate business interests by enjoining her from working in that future position.

(g)          Proprietary Rights.

(i)           Ownership. Anavex shall own all right, title and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever (including, without limitation, any Confidential Information, trade secrets and all software, software code, processes, copyrights, patents, technologies and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Employee during her employment by Anavex (including her employment with Anavex prior to the date hereof), provided that such Inventions grew out of the Employee’s work with Anavex, are related in any manner to the Business, as such term is defined in the Recitals, or are conceived or made on Anavex’s time or with the use of Anavex’s facilities or materials). The Employee acknowledges and agrees that any of her work product created, produced or conceived in connection with her association with Anavex shall be deemed work for hire and shall be deemed owned exclusively by Anavex.

(ii)           Employee's Obligations. The Employee shall (i) promptly disclose such Inventions to Anavex; (ii) assign to Anavex, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by Anavex to document or perfect Anavex’s proprietary rights in and to Anavex’s work product; and (iv) give testimony in support of his inventorship. The Employee shall deliver all Confidential Information, trade secrets and/or Inventions to Anavex upon Anavex’s request, and, in any event, immediately upon termination of the Employee’s employment by Anavex.

(iii)          Employee’s Restrictions. The Employee acknowledges that the Confidential Information, trade secrets and/or Inventions constitute valuable trade secrets of Anavex. The Employee shall not infringe or violate any trade secret or other proprietary right of Anavex related to the Confidential Information, trade secrets and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of the Employee or others, any proprietary right in any Confidential Information, trade secrets and/or Inventions, which Anavex owns or has a right to own, in which Anavex has an interest and/or to which Anavex has title.

(h)          Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any restrictive covenant set forth in Section 6, the Employee agrees that such a breach or threatened breach would cause irreparable injury to Anavex, and that, if Anavex shall bring legal proceedings against the Employee to enforce any restrictive covenant, Anavex shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

(i)           Successors and Assigns. Anavex and its successors and assigns may enforce these restrictive covenants.

(j)           Construction, Survival. If the period of time, area, or scope of restriction specified in this Section 6 should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Employee violates any of the restrictions contained in this Section 6, the restrictive period shall be tolled during the time that the Employee is in violation. All the provisions of this Section 6 shall survive the term of this Agreement and the Employee’s employment with Anavex.

6.            Notice. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered in person, mailed by certified mail, return receipt requested or recognized overnight delivery service and (b) transmitted via electronic mail.

If to Anavex:	Anavex Life Sciences Corp.
51 W 52nd Street, 7th floor
New York, NY 10019
Telephone: (212) 332 4449
Attention: Christopher U. Missling
E-mail: cmissling@anavexcorp.com

With a copy to:	K&L Gates LLP
Southeast Financial Center – 39th Floor
200 South Biscayne Blvd.
Miami, FL 33131-2399
Telephone: 305.539.3300
Attention: Clayton Parker, Esq.
E-mail: clayton.parker@klgates.com

If to the Employee:	Sandra Boenisch
E-mail: sboenisch@anavexcorp.com

or to such other address as either party shall designate by giving written notice of such change to the other party.

7.            Return of the Company’s Property. All of the Company’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, data and databases, clinical trial protocols, project agreements, product literature, notebooks, textbooks, e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Employee while in the employ of the Company, whether prepared by the Employee or coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Chief Executive Officer of the Company or the Board. The Employee also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Chief Executive Officer of the Company or the Board. The Employee’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The Parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Employee shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Employee in any form. If the Company has a good faith basis for suspecting that Employee has retained documents, property or information in violation of this provision, if requested, the Employee is obligated to provide the Company and/or its agent with access to the Employee’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Employee is not retaining copies of the documents or property without the Company permission.

8.            Prior Agreements.

(a)          The Employee represents to the Company (1) that there are no restrictions, agreements, or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or employment hereunder, (2) that the Employee’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Employee is a party or by which the Employee is bound, and (3) that the Employee is free and able to execute this Agreement and to enter into employment by the Company. The Employee further represents and agrees that she will not bring with her, disclose or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Employee or others. A written or oral notice or complaint that Employee breached this provision or violated a restrictive covenant or an agreement not to disclose Confidential Information shall subject the Employee, at the Company’s sole discretion, to immediate termination with Cause. The Employee also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Employee’s alleged or actual breach of a restrictive covenant or an agreement not to disclose Confidential Information.

(b)          The Parties mutually acknowledge and agree that any prior offer letters and/or employment agreements between and among the Company or any affiliate or subsidiary and the Employee, including, but not limited to, the September 2015 draft Management and Administrative Services Agreement and the Original Agreement between the Company and the Employee, are superseded by this Agreement, except that Section 3(d)(iii) of the Original Agreement shall survive.

9.            Specific Performance. It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by any Party of any material provision of this Agreement, the other Party would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the Parties hereunder may be enforced by an action for specific performance and other equitable relief without the Parties posting a bond, or, if a bond is required, the Parties agree that the lowest bond permitted shall be adequate.

10.          Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

11.          Right to Review and Seek Counsel. The Employee acknowledges that she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Employee represents and warrants to the Company (a) that she has sought such independent counsel and advice as she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

12.          Waiver/Amendments. The waiver by the Company of a breach or threatened breach of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Employee and such officer as may be specifically authorized by the Board.

13.          Entire Agreement. This Agreement contains the entire understanding of the Parties and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties and/or their affiliates. The Employee acknowledges that she has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

14.          Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

15.          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law.

16.          Headings and Captions. The titles and captions of paragraphs, sections, subparagraphs and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

17.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.         Survival. The provisions of this Agreement shall not survive the termination of the Employee’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 17 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the Parties.

19.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee agrees that this Agreement may be assigned by the Company without Employee’s consent. This Agreement is not assignable by the Employee.

20.         Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted via facsimile machines or via electronic mail.

21.          Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES CONCERNING THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION. Employee agrees, on behalf of herself and her agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement shall be submitted to binding arbitration before a mutually acceptable arbitrator and in accordance with the American Arbitration Association (“AAA”) under the Employment Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable AAA rules. THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE RESTRICTIVE COVENANTS, AS SET FORTH ABOVE IN SECTION 6, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTION 6. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTION 6. The Employee hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of New York, if such Court can exercise jurisdiction over the matter for any action brought by the Company seeking injunctive relief. In the event the foregoing Court lacks jurisdiction, the Employee consents to personal jurisdiction and exclusive venue in the Supreme Court of the State of New York, New York County. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 4, 2017.

ANAVEX LIFE SCIENCES CORP.		SANDRA BOENISCH

By:	/s/Christopher Missling	/s/Sandra Boenisch

Name:	Christopher U Missling

Title:	CEO